Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into as of June 2, 2015 by and between John C. McNellis (hereinafter “Executive”), on the one hand, and L-3 Communications Corporation (“L-3”), on the other hand (Executive and L-3 are sometimes collectively referred to as the “Parties”).

W I T N E S S E T H :

WHEREAS, Executive and L-3 have come to an agreement regarding Executive’s retirement from L-3;

WHEREAS, the Parties understand and agree that neither the making of this Agreement, nor anything contained herein, shall, in any way, be construed or considered to be an admission by L-3 or Executive of wrongdoing or noncompliance with any federal, state, or local statute, public policy, tort law, contract law, common law or of any other civil wrongdoing whatsoever.

NOW, THEREFORE, IT IS AGREED BY THE PARTIES THAT:

1.	Subject to Paragraph 6, below, Executive’s employment with L-3 shall continue through, and terminate as of, February 26, 2016 (the “Retirement Date”). Between the date hereof and the Retirement Date (the “Transition Period”), Executive shall remain employed with L-3 and shall assist in the transition of his duties as directed by L-3’s Chief Executive Officer (the “CEO”) (such duties as directed by the CEO, the “Transition Services”). During the Transition Period, Executive shall not, with respect to third parties, act on behalf of or otherwise represent L-3 except as specifically directed by the CEO. Notwithstanding his employment through the Retirement Date as described above, on the date of this Agreement, Executive will resign in his capacity as Senior Vice President of L-3 and President of Aerospace Systems and from all other officer and director positions with L-3, L-3 Communications Holdings, Inc. and their respective affiliates. L-3 may in its sole discretion direct Executive to refrain from performing active duties for L-3 and to refrain from reporting to the office from and after the date of this Agreement.

2.	On or before the Retirement Date, Executive shall be paid for all unpaid wages and all accrued but unused vacation to which Executive is entitled through the Retirement Date, less withholding taxes and any other deductions required by law.

3.	On the Retirement Date (or on such earlier date as may be required pursuant to the terms of the applicable employee benefit plan), Executive’s participation in L-3 benefit plans (including, without limitation, L-3’s regular and supplemental pension plans, savings plans, deferred compensation plans, Management Incentive Bonus (“MIB”) and short and long-term cash incentive plans) shall cease, subject to any post-termination benefit rights that Executive may have under such plans and in accordance with their terms. In addition, Executive’s participation in L-3 health, disability and life insurance benefit plans shall cease as of the Retirement Date, subject to any post-termination benefit rights that may exist under such plans and in accordance with their terms. Executive will receive, under separate cover, information regarding Executive’s entitlement to benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Executive will not be entitled to receive any equity awards or other incentive compensation awards in respect of fiscal 2016 or future performance periods which commence after fiscal 2016, pursuant to L-3’s incentive compensation plans or otherwise, except as expressly provided for hereunder. Nothing in this Agreement will affect Executive’s rights to indemnification and directors’ and officers’ liability insurance coverage to which he is entitled under the certificate of incorporation and bylaws of L-3 Communications Holdings, Inc.

4.	On the Retirement Date, or on an earlier date if so directed by L-3, Executive shall return to L-3 all of its property, equipment, credit cards, documents and records, including materials generated or collected by Executive during the course of Executive’s employment and including Confidential Information (as defined in Paragraph 9, below), all of which are the property of L-3.

5.

Executive agrees to execute General Releases in the form attached hereto as Exhibits A and B which shall release L-3 (including any successors and assigns, subsidiaries, affiliates, related entities, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns, collectively, the “Released Parties”) from any and all claims as set forth therein.

6.	Retirement Benefits. In consideration for Executive’s execution and non-revocation of the General Release attached hereto as Exhibit A, and the other duties and obligations set forth in this Agreement, L-3 agrees to the following:

a.	L-3 agrees to continue Executive’s employment from the date hereof through February 5, 2016 (the “Employment Period”). During the Employment Period (i) L-3 will continue paying to Executive his regular base salary payments (paid at the rate of $650,000 per annum and prorated for partial periods, less applicable withholdings and deductions) and (ii) L-3 will not separate Executive from employment other than for “Cause” as defined in the agreement governing the restricted stock units issued to Executive on February 17, 2015.

b.	L-3 will reimburse Executive for reasonable attorney’s fees incurred in connection with his review of this Agreement, up to a maximum of $5,000. This reimbursement will be made within 30 days following the presentation by Executive to L-3 of an invoice from the attorney, which invoice shall be presented within 60 days following the Effective Date of this Agreement.

In consideration for Executive’s execution and non-revocation of the General Release attached hereto as Exhibit B during the twenty-one (21) day period prior to the last day of the Employment Period, and the other duties and obligations set forth in this Agreement, including without limitation Executive’s completion of the Transition Services to the reasonable satisfaction of L-3, L-3 agrees to the following:

c.

L-3 agrees to continue Executive’s employment from February 5, 2016 through the Retirement Date (the “Supplemental Employment Period”). During the Supplemental Employment Period (i) L-3 will continue paying to Executive his regular base salary payments (paid at the rate of $650,000 per annum and prorated for partial periods, less applicable withholdings and deductions) and (ii) L-3 will not separate Executive from employment other than for “Cause” as defined in the agreement governing the restricted stock units issued to Executive on February 17, 2015.

d.	By virtue of Executive’s continuing employment through the Retirement Date, Executive will vest in the tranche of restricted stock units granted to him on February 20, 2013 covering 5,844 shares of common stock, which tranche will vest on February 20, 2016.

e.	By virtue of Executive’s continuing employment through the Retirement Date, Executive will vest in the tranche of stock options granted to him on February 20, 2013 covering 12,418 shares of common stock, the tranche of stock options granted to him on February 19, 2014 covering 8,178 shares of common stock and the tranche of stock options granted to him on February 17, 2015 covering 6,096 shares of common stock, which tranches will vest on February 20, 2016, February 19, 2016 and February 17, 2016, respectively.

f.

L-3 shall pay Executive such amount, if any, as is earned by him under L-3’s annual incentive plan, based on the 2015 full-year performance of the Aerospace Systems segment; provided, that for purposes of this calculation, (1) Executive’s target bonus shall be $271,000 (representing his original target bonus of $650,000 for 2015, pro-rated to reflect the date on which he ceases serving as President of the Aerospace Systems segment); (2) Executive’s financial rating and organic operating income growth achievement shall be identical to those calculated under L-3’s annual incentive plan for the successor President of the Aerospace Systems segment based on the segment’s 2015 full-year performance (excluding any adjustments intended to eliminate the impact of events occurring prior to the successor President’s assumption of his new role); and (3) Executive’s personal rating shall be identical to his financial rating. Any amount so earned by Executive, less applicable withholdings and deductions, shall be paid to Executive in a single lump sum during 2016 at the same time annual incentive plan payouts for 2015 performance are made to L-3’s then serving segment presidents.

g.	To the extent that Executive elects to receive COBRA benefits, commencing on the date such COBRA coverage begins, L-3 will pay, until December 31, 2016, an amount equal to the employer portion of premiums that it currently pays for Executive’s eligible medical coverage under plans offered by L-3 and currently enjoyed by Executive. Executive will be responsible for paying any remaining portion of the premiums during this time period. It is understood and agreed that in the event Executive commences employment with a new employer prior to December 31, 2016 and such employer provides medical benefits, L-3 shall cease paying the COBRA benefit premiums upon the date of such commencement of employment, and Executive agrees to promptly notify L-3 in writing of the date of such commencement of new employment.

h.	Executive’s “Performance Awards” (as defined below) shall be treated pursuant to the terms thereof, with Executive’s termination as of the Retirement Date being treated as a “Qualified Termination” or “Qualified Separation” (each as defined under the applicable Performance Award agreements) on the Retirement Date. As used above, the term “Performance Awards” means the performance unit awards and the performance cash awards granted to Executive on February 20, 2013, February 19, 2014 and February 17, 2015.

7.

Section 409A. All payments to Executive that are described in this Agreement are subject to applicable withholding taxes. In addition, each payment shall be designated as a “separate payment” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be made subject to compliance with Section 409A.

Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s “separation from service” within the meaning of Section 409A of the Code (which, for the avoidance of doubt, may occur earlier than the Retirement Date) he is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between Executive and L-3 or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then L-3 will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Paragraph 7 shall be paid to Executive in a lump sum, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. Additionally, nothing under this Agreement shall be deemed to change the scheduled payment date(s) of any deferred compensation subject to Section 409A of the Code to the extent that such a change in payment date would be impermissible under Section 409A of the Code.

8.	No Claims Filed. Executive represents and warrants that he has not instituted any action, complaint, charge, arbitration or any similar proceeding against L-3 or the Released Parties based upon any conduct up to and including the date of this Agreement.

9.	Confidential Information.

a.	As a result of the position which he occupied, and the confidence placed in him, Executive was entrusted with and had access to Confidential Information (defined below), in order for him to carry out his responsibilities. Executive acknowledges that any Confidential Information of L-3 derives independent value from not being readily known to or ascertainable by proper means by others who may obtain value from its disclosure or use. Executive agrees that Confidential Information is the sole property of L-3 and Executive agrees that Executive will not use or disclose Confidential Information or share, communicate or provide access to any Confidential Information to any other person. Executive further agrees that any such use or disclosure will constitute a misappropriation of Confidential Information of L-3 and a violation of this Agreement.

b.	“Confidential Information” means any non-public, confidential or personal information or materials in any media (including oral, written, electronic or digital) relating to L-3 and its directors, officers, affiliates, or employees, or relating to L-3 or its affiliates’ past, current or future businesses, activities, finances, personnel, transactions, assets, legal matters and matters related to L-3’s ethics program (including without limitation complaints, investigations, reports and responses). Confidential Information includes, but is not limited to, any trade secrets, formulas, devices, inventions, methods, techniques or processes, compilations of information, records and specifications that are owned or licensed by L-3 and used in the operation of L-3’s business and any other information of L-3 relating to its services and products (offered or to be offered), research, development, marketing, pricing, clients and prospective clients, business methods, strategies, business or marketing plans, financial data, profit plans, know-how, minutes of meetings, notes, instructions, correspondence, personnel information and capabilities, policies or prospects. Confidential Information does not include any information that is or becomes generally known to the public or industry, other than due to the fault of Executive.

c.	Confidential Information also includes any legally privileged information of L-3, including without limitation attorney work product, attorney-client communications and legal strategies. Nothing contained in this Agreement shall be construed as a waiver of any such privilege, and Executive acknowledges his continuing obligation to maintain such privilege.

d.	Nothing contained in this Agreement is intended, nor shall it be construed or applied, to restrict or inhibit Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) or otherwise making disclosures to any Governmental Entity as required or permitted by applicable law, provided that in each case (a) such communications and disclosures are consistent with applicable law and made in good faith and (b) the information subject to such communication or disclosure was not obtained by Executive through a communication that was subject to the attorney-client privilege (unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise). Notwithstanding the foregoing, L-3 intends to fully preserve the attorney-client privilege, work product protection, and any other privilege or similar protection belonging to L-3.

10.	Agreement Confidentiality. Neither Executive nor any of his representatives, including without limitation any counsel advising or representing him, shall publicize or disclose any information relating to Executive’s retirement from employment with L-3, or discussions between the Parties related to this Agreement, to any person or entity, other than Executive’s spouse, counsel or accountant, or other advisors who may not disclose or publicize such information, subject to Paragraph 9(d) above. Executive acknowledges and agrees that the representations and warranties in this Paragraph 10 are a material inducement for L-3 to enter into this Agreement.

11.

Non-Disparagement. Executive agrees that he will not, directly or indirectly, communicate with any person or entity, including, without limitation, any of L-3’s creditors, customers, suppliers, officers, licensees, business partners or employees, or any member of the press or other media, about any aspect of the business, prospects, operations, or financial condition of L-3 or the Released Parties, nor publish or make any statements critical of L-3 or the Released Parties, in each case, which may in any way, directly or indirectly, adversely affect or otherwise interfere with or malign the business or reputation of L-3 or the Released Parties, subject to Paragraph 9(d) above.

12.	Non-Solicitation of Employees. Executive agrees that from the date hereof and continuing for one year following the Retirement Date, he shall not, without the prior written consent of L-3, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, on his own behalf or on behalf of any person, firm or company, solicit or offer employment to any person who is or has been employed by L-3 at any time during the one-year period immediately preceding such solicitation.

13.	Non-Solicitation of Customers or Clients. Executive shall not, directly or indirectly, for one year after the Retirement Date:

a.	solicit orders for any products or services offered by L-3 during the two-year period prior to the Retirement Date from any customers or clients of L-3 with whom Executive or employees reporting to Executive dealt during the two-year period prior to the Retirement Date; or

b.	solicit or accept business from any customers or clients of L-3 with whom Executive or employees reporting to Executive dealt during the two-year period prior to the Retirement Date.

14.

Non-Competition. Executive shall not, directly or indirectly and in any capacity, for the period of one year after the Retirement Date, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise which (i) involves the use of Confidential Information pertaining to L-3’s Aerospace Systems Group, (ii) is a competitor of Aerospace Systems Group (as determined based on any business operations of Aerospace Systems Group which exist or are planned as of the date of this Agreement), or (iii) is owned or operated by a competitor of Aerospace Systems Group, directly or through an affiliated or subsidiary organization. This Paragraph is not intended to prohibit (a) the ownership by Executive of not more than 5 percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities and Exchange Act of 1934, provided that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising rights as a shareholder, or seeks to do any of the foregoing, or (b) service as a member of a Board of Directors (or similar governing body) of a company, provided that Executive has obtained in advance the written consent of L-3.

15.	Executive Breach. Executive agrees that in the event Executive breaches any of Executive’s obligations under Paragraphs 9, 10, 11, 12, 13 or 14 of this Agreement, L-3 shall have no further obligation to provide any outstanding payments or benefits pursuant to Paragraph 6, above, and shall be entitled to recover all amounts paid pursuant to Paragraph 6 and to obtain all other remedies (including but not limited to injunctive relief) provided by law or equity; provided, however, that Executive’s obligations under the Agreement shall remain in full force and effect.

16.

Jurisdiction. Executive agrees that if he violates this Agreement and particularly the provisions of Paragraphs 9, 10, 11, 12, 13 or 14, L-3 will suffer irreparable harm. Executive therefore agrees that in the event of any action arising under or related to this Agreement, including but not limited to enforcement of this Agreement by means of a temporary injunction and/or other appropriate equitable relief, Executive consents to the jurisdiction of any state or federal court sitting in New York, New York and Executive waives, and agrees not to assert, as a defense in any such action or proceeding, that Executive was not subject thereto or that venue is improper for lack of residence, inconvenient forum or otherwise inappropriate. Executive agrees that service of process may be made upon him by certified mail at his address last known to L-3. Executive further agrees that, in the event the court grants temporary or permanent injunctive or legal relief in favor of L-3, Executive will also be liable for all costs incurred in connection therewith, including L-3’s reasonable attorney’s fees. The Parties waive their right to a jury trial in all proceedings arising under this Agreement.

17.	Reasonable Assistance. Executive agrees to cooperate with L-3, as requested by the CEO, in assisting with the transition of business matters of L-3, including ongoing or completed transactions, which he was involved in or had obtained knowledge of as an employee of L-3. Executive further agrees to cooperate with any internal L-3 investigations or investigations by any law enforcement or governmental agency or regulatory or governing body. Such cooperation shall include attending meetings as reasonably needed with company or government officials, and if involved in litigation or other proceedings, trial and deposition or other appearances, and providing truthful testimony. L-3 will reimburse Executive for reasonable travel, lodging, and similar expenses, incurred in connection with any cooperation, consultation and advice rendered under this Agreement and at the request of L-3. Following the Retirement Date, L-3 will pay Executive an additional hourly rate of $250 for any such cooperation.

18.	No Further Obligations. Executive understands and agrees that L-3’s obligations set forth in this Agreement, which Executive is not otherwise entitled to, are in lieu of any and all other amounts to which Executive might be, is now, or may become entitled to receive from L-3 or any Released Parties upon any claim whatsoever and, without limiting the generality of the foregoing, Executive expressly waives any claim to employment or reinstatement to employment, payment for salary, wages, back pay, front pay, interest, bonuses (whether pursuant to L-3’s MIB bonus plan or otherwise), contributions to or vesting in any employee benefit plans, profit sharing and/or equity generally, damages, accrued vacation, accrued sick leave, medical benefits, life insurance benefits, overtime, severance pay and attorneys’ fees or costs, except for those expressly provided for in this Agreement and except for post-employment rights, if any, that Executive may be entitled to under any of L-3’s insurance policies or benefit plans and in accordance with their terms.

19.	References. Following the Retirement Date, Executive agrees to direct inquiries from prospective employers to the L-3 Corporate Vice President of Human Resources. L-3 agrees that, upon such an inquiry, it will provide a reference of employment regarding Executive which shall include the dates of his employment with L-3 and his last position held.

20.	ADEA Release. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Agreement; (ii) Executive has up to twenty-one (21) days from the date hereof to consider this Agreement and the General Release attached as Exhibit A, and Executive will have the twenty-one (21) days prior to the end of the Employment Period within which to consider the General Release attached as Exhibit B, although Executive may, at Executive’s discretion, sign and return the appropriate release at any time within such applicable twenty-one (21) day period, in which case Executive waives all rights to the balance of the applicable review period; (iii) Executive has seven (7) days following Executive’s execution of this Agreement and General Release to revoke the Agreement and General Release (the “Revocation Period”); (iv) this Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Executive acknowledges that if Executive has not returned the signed Agreement and General Release within the time permitted, then the offer of payments and benefits set forth herein will expire by its own terms at such time. Executive also recognizes that revocation of this Agreement must be in writing and must be delivered to the L-3 Corporate Vice President of Human Resources, by certified mail or courier service (signature of receipt required).

21.	Effective Date. This Agreement shall not become effective until the eighth (8th) day following the date on which Executive signs this Agreement and General Release (the “Effective Date”), provided Executive has not revoked the Agreement and General Release, and Executive acknowledges that no payments or benefits shall be due, owing or paid by or on behalf of L-3 unless and until this Agreement becomes effective.

22.	Miscellaneous. L-3 represents that the officer signing this Agreement has the authority to bind each of the entities on whose behalf he is signing to the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of L-3’s successors and assigns, including any merged or successor entities. By entering into this Agreement, neither L-3 nor Executive admits, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning Executive’s employment and retirement from that employment.

23.	Complete Agreement. Executive acknowledges that, except as expressly set forth herein, this Agreement constitutes the entire agreement between Executive and L-3 concerning Executive’s employment and his retirement, and supersedes all prior and contemporaneous oral and written agreements, understandings and representations, including any oral promises made by anyone at L-3. This Agreement may not be modified or changed except by written instrument executed by both Parties.

24.	Choice of Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles. If any provision in this Agreement is held by a court of competent authority to be invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. In the event that any provision of this Agreement is found by a court of competent authority to be more restrictive than permitted by applicable law, such provision shall be limited to the extent permitted by law.

Dated: June 2, 2015	/s/ John C. McNellis
John C. McNellis

Dated: June 2, 2015	L-3 Communications Corporation

	By:	/s/ Kevin Weiss
Kevin Weiss
Corporate Vice President,
Human Resources

EXHIBIT A

GENERAL RELEASE

L-3 Communications Corporation (hereinafter, “L-3”) and John C. McNellis (hereinafter “Executive” or the “Releasor”) have entered into a confidential Retirement Agreement (the “Agreement”) dated as of June 2, 2015 concerning the terms and conditions of Executive’s employment and retirement from employment. Executive has agreed to execute this General Release. This General Release and the Agreement shall be considered together as one document.

In consideration for Executive’s signing (and not revoking during the Revocation Period provided for in the Agreement) this General Release, L-3 will provide Executive with the payments and other benefits and obligations described in the Agreement on the terms set forth therein. These benefits are available to Executive only as consideration for timely signing (and not revoking) the Agreement and General Release.

Executive, for and in consideration of the payments and other obligations contained in Paragraphs 6(a) through 6(b) of the Agreement, and for other good and valuable consideration, hereby releases, waives and forever discharges, and by this General Release does release, waive and forever discharge, L-3, including any successors and assigns, subsidiaries, affiliates, related entities, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes whatsoever, whether known or unknown, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, arising from Executive’s employment with L-3, Executive’s retirement from that employment or otherwise, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this General Release. Executive agrees that this General Release constitutes a full, complete and knowing waiver and release of all such claims, whether arising under common law, policy, contract (whether oral or written, express or implied), tort law or any other local, state or federal law, regulation or ordinance. Such released claims include, but are not limited to, all claims or causes of action for discrimination, defamation, libel, personal injury or property damage claims, as well as those arising under the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the New York Human Rights Law, the New York Executive Law, the Administrative Code of the City of New York, and all other federal, state and local laws (including the common law) of any type or description relating to employment matters, arising out of or derivative from Executive’s employment with L-3, his retirement from employment with L-3 or otherwise.

This release of claims includes, but is not limited to, Executive’s waiver and release of any right or claim that he may have or assert to compensation, wages, overtime, back pay, reinstatement or re-employment, profit sharing and/or equity generally, bonuses, benefits of any kind or any nature arising or derivative from his employment with L-3, his retirement from employment with L-3, or otherwise, including but not limited to those arising in tort, contract or any statute. This General Release is not intended to affect Executive’s rights, if any, to post-termination benefits to which he may be entitled under L-3 benefit plans and in accordance with their terms, Executive’s rights under the Agreement, or claims that cannot be waived as a matter of law.

By signing this Agreement and General Release, Executive acknowledges that Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal, financial and other personal advisors of Executive’s own choosing in assessing whether to execute this Agreement and General Release. Executive represents and warrants that no representation, statement, promise, inducement, threat or suggestion has been made by L-3 or any other Released Parties to influence Executive to sign this Agreement and General Release except such statements as are expressly set forth herein. Executive understands that by signing this Agreement and General Release, Executive is releasing L-3 of all claims against it. Executive has read this Agreement and General Release and understands its terms, Executive has been given a reasonable period of time to consider its terms and effect and to ask any questions Executive may have, and Executive voluntarily agrees to the terms of this Agreement and General Release.

IN WITNESS WHEREOF, the RELEASOR has hereunto set his hand and seal the 2nd day of June, 2015.

/s/ John C. McNellis
John C. McNellis

STATE OF	Colorado	)
: ss.:
COUNTY OF	El Paso	)

On June 2, 2015, before me personally came John C. McNellis, to me known and known to me to be the individual described herein, and who executed the foregoing General Release, and duly acknowledged to me that he executed the same.

/s/ Matthew W. Parra
Notary Public

EXHIBIT B

GENERAL RELEASE

L-3 Communications Corporation (hereinafter, “L-3”) and John C. McNellis (hereinafter “Executive” or the “Releasor”), have agreed it is mutually advantageous for Executive’s employment with L-3 to end on February 26, 2016, and have entered into a confidential Retirement Agreement (the “Agreement”) dated as of June 2, 2015 concerning the terms and conditions of Executive’s employment and retirement from employment. Executive has agreed to execute this General Release. This General Release and the Agreement shall be considered together as one document.

In consideration for Executive’s signing (and not revoking during the Revocation Period provided for below) this General Release, L-3 will provide Executive with the payments and other benefits and obligations described in the Agreement on the terms set forth therein. These benefits are available to Executive only as consideration for timely signing (and not revoking) this General Release.

Executive, for and in consideration of the payments and other obligations contained in Paragraphs 6(c) through 6(h) of the Agreement, and for other good and valuable consideration, hereby releases, waives and forever discharges, and by this General Release does release, waive and forever discharge, L-3, including any successors and assigns, subsidiaries, affiliates, related entities, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes whatsoever, whether known or unknown, of every kind and nature whatsoever, which may heretofore have existed or which may now exist, arising from Executive’s employment with L-3, Executive’s retirement from that employment or otherwise, which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this General Release. Executive agrees that this General Release constitutes a full, complete and knowing waiver and release of all such claims, whether arising under common law, policy, contract (whether oral or written, express or implied), tort law or any other local, state or federal law, regulation or ordinance. Such released claims include, but are not limited to, all claims or causes of action for discrimination, defamation, libel, personal injury or property damage claims, as well as those arising under the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the New York Human Rights Law, the New York Executive Law, the Administrative Code of the City of New York, and all other federal, state and local laws (including the common law) of any type or description relating to employment matters, arising out of or derivative from Executive’s employment with L-3, his retirement from employment with L-3 or otherwise.

This release of claims includes, but is not limited to, Executive’s waiver and release of any right or claim that he may have or assert to compensation, wages, overtime, back pay, reinstatement or re-employment, profit sharing and/or equity generally, bonuses, benefits of any kind or any nature arising or derivative from his employment with L-3, his retirement from employment with L-3, or otherwise, including but not limited to those arising in tort, contract or any statute. This General Release is not intended to affect Executive’s rights, if any, to post-termination benefits to which he may be entitled under L-3 benefit plans and in accordance with their terms, Executive’s rights under the Agreement, or claims that cannot be waived as a matter of law.

Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this General Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this General Release; (ii) Executive has up to twenty-one (21) days following January 15, 2016 within which to consider this General Release, although Executive may, at Executive’s discretion, sign and return the General Release at any time on or after January 15, 2016, in which case Executive waives all rights to the balance of this twenty-one (21) day review period; (iii) Executive has seven (7) days following Executive’s execution of this General Release to revoke this General Release (the “Revocation Period”); (iv) this General Release, including the ADEA waiver, shall not be effective until the Revocation Period has expired; and (v) nothing in the Agreement or the General Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Executive acknowledges that if Executive has not returned the signed General Release within the time permitted, then the offer of payments and benefits set forth in Paragraphs 6(c) through 6(h) of the Agreement will expire by its own terms at such time. Executive also recognizes that revocation of this General Release must be in writing and must be delivered to the L-3 Corporate Vice President of Human Resources, by certified mail or courier service (signature of receipt required).

This General Release shall not become effective until the eighth (8th) day following the date on which Executive signs this General Release (the “Exhibit B Effective Date”), provided Executive has not revoked this General Release, and Executive acknowledges that no payments or benefits under Paragraphs 6(c) through 6(h) of the Agreement shall be due, owing or paid by or on behalf of L-3 unless and until this General Release becomes effective.

Executive represents and warrants that he has not instituted any action, complaint, charge, arbitration or any similar proceeding against L-3 or the Released Parties based upon any conduct up to and including the date of this General Release. Executive further represents and warrants that he has complied and will continue to comply with the terms of the Agreement, including but not limited to Paragraphs 9 through 14 thereof, and also that he has returned to L-3 all of its property, equipment, credit cards, documents and records, including materials generated or collected by Executive during the course of Executive’s employment and including Confidential Information, all of which are the property of L-3.

By signing this Agreement and General Release, Executive acknowledges that Executive has relied entirely upon Executive’s own judgment, and that Executive has had the opportunity to consult with legal, financial and other personal advisors of Executive’s own choosing in assessing whether to execute this Agreement and General Release. Executive represents and warrants that no representation, statement, promise, inducement, threat or suggestion has been made by L-3 or any other Released Parties to influence Executive to sign this Agreement and General Release except such statements as are expressly set forth herein. Executive understands that by signing this Agreement and General Release, Executive is releasing L-3 of all claims against it. Executive has read this Agreement and General Release and understands its terms, Executive has been given a reasonable period of time to consider its terms and effect and to ask any questions Executive may have, and Executive voluntarily agrees to the terms of this Agreement and General Release.

IN WITNESS WHEREOF, the RELEASOR has hereunto set his hand and seal the         day of                                         , 2016.

John C. McNellis

STATE OF	)
: ss.:
COUNTY OF	)

On                          ,     , before me personally came                     , to me known and known to me to be the individual described herein, and who executed the foregoing General Release, and duly acknowledged to me that he executed the same.

Notary Public